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GARTNER REPORTS FIRST QUARTER 2007 RESULTS
Contract Value up 19% and Total Revenue up 14% over prior year period
     STAMFORD, Conn. — May 3, 2007 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for the fiscal quarter ended March 31, 2007.
First Quarter 2007 Results
     Total revenue for the first quarter of 2007 was $264.2 million, a 14% increase from $230.9 million in the first quarter of 2006. Research contract value ended the quarter at $667 million, an increase of 19% over the same quarter last year. Normalized EBITDA was $30.7 million for the quarter and GAAP EPS was $0.08 for the quarter. See “Non-GAAP Financial Measures” for a discussion of normalized EBITDA.
     Excluding the effect of foreign currency, total revenue and contract value increased approximately 12% and 16%, respectively, over the same quarter last year.
     During the 2007 first quarter, Gartner repurchased 1,056,300 shares for approximately $23 million under the $200 million share repurchase program authorized in January 2007.
Business Segment Highlights
     Research. Research revenue was $159 million for the 2007 first quarter, an increase of 16% from the same period of 2006. At March 31, 2007, Research contract value was $667 million, up from $561 million at March 31, 2006. Client and wallet retention rates for the first quarter were 82% and 104%, respectively.
     Consulting. Consulting revenue was $76 million for the 2007 first quarter as compared to $76 million for the same period a year ago. Utilization averaged 67% during the first quarter. The average annualized revenue per billable headcount for the quarter was approximately $400,000. Billable headcount was 516 as of March 31, 2007, versus 507 a year ago. Consulting backlog was $107 million at March 31, 2007.
     Events. Events revenue was $27 million for the 2007 first quarter as compared to $15 million for the same period in 2006. The Company held 12 events in the first quarter of 2007, with 7,392 attendees, as compared to six events with 4,226 attendees during the same period in 2006.
     Gene Hall, Gartner’s chief executive officer, said, “Our results for the first quarter reflect the continued successful execution of our strategy to grow the research business and improve margins, with revenue and contract value finishing again at all time highs. As we told you at our Investor Day in March, we will further increase our momentum in 2007 with the continued enhancement of our products, improvements in client service, and continued growth of our sales organization.”
Guidance
     Gartner updated its guidance for 2007 to reflect strength in the business. For the full year 2007, the Company is targeting total revenue of approximately $1,160 million to $1,187 million. By segment, for the full year 2007 the Company is targeting Research revenue of approximately $647 million to $657 million, Consulting revenue of approximately $317 million to $327 million, Events revenue of approximately $188 million to $193 million, and other revenue of approximately $8 million to $10 million.
     The Company is now targeting normalized EBITDA for the full year 2007 of $193 to $203 million, or an increase of 24 to 30% over 2006. In 2007, the Company is projecting $24- $26 million of pre-tax expense related to SFAS 123(R). Gartner is projecting GAAP EPS of $0.70 to $0.78, an increase of 40 to 55% over last year. The Company expects cash flow from operations of $135 to $150 million.
Conference Call Information
     Gartner has scheduled a conference call at 10 a.m. ET today, Thursday, May 3, 2007, to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s web site at http://investor.gartner.com. A replay of the webcast will be available for 30 days following the call.

About Gartner
Gartner, Inc. (NYSE: IT) delivers the technology-related insight necessary for our clients to make the right decisions, every day. Gartner serves 10,000 organizations, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company consists of Gartner Research, Gartner Executive Programs, Gartner Consulting and Gartner Events. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 3,700 associates, including 1,200 research analysts and consultants in 75 countries worldwide. For more information, visit gartner.com.
Non-GAAP Financial Measures
     Investors are cautioned that normalized EBITDA contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles. This non-GAAP financial measure is provided to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. We believe normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Normalized EBITDA is based on operating income, excluding depreciation, accretion on obligations related to excess facilities, amortization, META integration charges, SFAS 123®, goodwill impairments, and other charges. .
Safe Harbor Statement
     Statements contained in this press release regarding the growth and prospects of the business, the Company’s 2006 and 2007 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to ability to expand or even retain the Company’s customer base; ability to grow or even sustain revenue from individual customers; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth; ability to pay the Company’s debt obligations; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to carry out the Company’s strategic initiatives and manage associated costs; substantial competition from existing competitors and potential new competitors; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on the Company’s businesses and operations; and other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. These filings can be found on Gartner’s Web site at www.gartner.com/investors and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
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GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Revenues:
Research	$158,800	$137,092	16%
Consulting	76,267	75,893	0%
Events	26,927	14,495	86%
Other	2,203	3,449	-36%

Total revenues	264,197	230,929	14%
Costs and expenses:
Cost of services and product development	123,713	105,349	17%
Selling, general and administrative	115,746	99,467	16%
Depreciation	5,735	5,660	1%
Amortization of intangibles	529	3,383	-84%
META integration charges	—	1,450	-100%

Total costs and expenses	245,723	215,309	14%

Operating income	18,474	15,620	18%
Interest expense, net	(6,263)	(4,363)	-44%
Other expense, net	(38)	(694)	F

Income before income taxes	12,173	10,563	15%
Provision for income taxes	3,981	2,793	43%

Net income	$8,192	$7,770	5%

Income per common share:
Basic	$0.08	$0.07	14%
Diluted	$0.08	$0.07	14%
Weighted average shares outstanding:
Basic	103,521	113,769	-9%
Diluted	108,263	115,798	-7%

BUSINESS SEGMENT DATA
(Dollars in thousands)

		Direct	Gross	Contrib.
	Revenue	Expense	Contribution	Margin
Three Months Ended 3/31/07 Research	$158,800	$59,498	$99,302	63%
Consulting	76,267	48,231	28,036	37%
Events	26,927	12,756	14,171	53%
Other	2,203	551	1,652	75%

TOTAL	$264,197	$121,036	$143,161	54%

Three Months Ended 3/31/06
Research	$137,092	$52,605	$84,487	62%
Consulting	75,893	42,067	33,826	45%
Events	14,495	8,068	6,427	44%
Other	3,449	636	2,813	82%

TOTAL	$230,929	$103,376	$127,553	55%

SELECTED STATISTICAL DATA

	March 31,		March 31,
	2007		2006
Research contract value	$667,535	(1)	$560,833	(1)
Research client retention	82%		79%
Research wallet retention	104%		88%
Research client organizations	9,448		9,077
Consulting backlog	$106,576	(1)	$109,656	(1)
Consulting—quarterly utilization	67%		68%
Consulting billable headcount	516		507
Consulting—average annualized revenue per billable headcount	$400	(1)	$430	(1)
Events—number of events for the quarter	12		6
Events—attendees for the quarter	7,392		4,226

(1)	Dollars in thousands.

SUPPLEMENTAL INFORMATION
GAAP to Normalized EBITDA Reconciliation
(in thousands)
Reconciliation — GAAP to Normalized EBITDA(1):

	Three Months Ended
	March 31,
	2007	2006
Net income	$8,192	$7,770
Interest expense, net	6,263	4,363
Other expense, net	38	694
Tax provision	3,981	2,793

Operating income	$18,474	$15,620

Normalizing adjustments:
Depreciation, accretion, and amortization	6,702	9,043
META integration charges (2)	—	1,450
SFAS No. 123(R) stock compensation expense (3)	5,567	2,546

Normalized EBITDA	$30,743	$28,659

Footnotes

(1)	Normalized EBITDA is based on operating income excluding depreciation, accretion on obligations related to excess facilites, amortization, META integration charges, SFAS 123(R), goodwill impairments, and other charges.

(2)	META integration charges are related to our acquisition of the META Group, Inc. These costs were primarily for severance, and for consulting, accounting, and tax services.

(3)	Stock compensation expense represents the cost of stock-based compensation awarded by the Company to its employees under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”).